                                                                    EXHIBIT 99.1


Report of Independent Auditors

The Board of Directors and Shareholders
Richfood Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of May 1, 1999 and May 2, 1998, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three fiscal years in the period ended May 1, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Richfood Holdings, Inc. and subsidiaries at May 1, 1999, and May 2, 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended May 1, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                        /s/ Ernst & Young LLP

Richmond, Virginia
June 15, 1999

                    Richfood Holdings, Inc. and Subsidiaries
                       Consolidated Statements of Earnings

                                                                      Fiscal Year Ended
                                       -------------------------------------------------------------------------------
                                         May 1,      Percent of      May 2,     Percent of     May 3,       Percent of
                                          1999         Sales         1998         Sales         1997          Sales
                                       -----------   ----------   -----------   ----------   -----------    ----------
                                                    (Dollar amounts in thousands, except per share data)
Sales                                  $ 3,968,239     100.00%    $ 3,203,731     100.00%    $ 3,411,625     100.00%
Cost of goods sold                       3,247,017      81.83       2,832,505      88.41       3,053,299      89.50
                                       -----------    -------     -----------    -------     -----------    -------
Gross margin                               721,222      18.17         371,226      11.59         358,326      10.50

Operating and administrative
  expenses                                 558,560      14.07         256,660       8.01         252,885       7.41
Restructuring costs                           --         --            24,179       0.76            --         --
                                       -----------    -------     -----------    -------     -----------    -------
Operating profit                           162,662       4.10          90,387       2.82         105,441       3.09
Interest expense                            46,707       1.18           6,013       0.19           7,166       0.21
Interest income                             (3,620)     (0.09)         (3,811)     (0.12)         (3,672)     (0.11)
                                       -----------    -------     -----------    -------     -----------    -------
Earnings before income taxes
  and extraordinary loss                   119,575       3.01          88,185       2.75         101,947       2.99
Income taxes                                46,532       1.17          33,479       1.04          40,596       1.19
                                       -----------    -------     -----------    -------     -----------    -------
Earnings before extraordinary loss          73,043       1.84          54,706       1.71          61,351       1.80
Extraordinary loss, net of tax                --         --              --         --            (1,882)     (0.06)
                                       -----------    -------     -----------    -------     -----------    -------
Net earnings                           $    73,043       1.84%    $    54,706       1.71%    $    59,469       1.74%
                                       ===========    =======     ===========    =======     ===========    =======

Earnings per common share:
  Earnings before extraordinary loss   $      1.53                $      1.15                $      1.30
  Extraordinary loss, net of tax              --                         --                        (0.04)
                                       -----------    -------     -----------    -------     -----------    -------
Net earnings                           $      1.53                $      1.15                $      1.26
                                       ===========    =======     ===========    =======     ===========    =======

Earnings per common share -
  assuming dilution:
  Earnings before extraordinary
     loss                              $      1.53                $      1.15                $      1.29
  Extraordinary loss, net of tax              --                         --                        (0.04)
                                       -----------    -------     -----------    -------     -----------    -------
Net earnings                           $      1.53                $      1.15                $      1.25
                                       ===========    =======     ===========    =======     ===========    =======

Cash dividends declared per common
  share                                $      0.20                $      0.16                $      0.12
                                       ===========    =======     ===========    =======     ===========    =======

See accompanying Notes to Consolidated Financial Statements.

                    Richfood Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheets

                                                                           May 1, 1999      May 2, 1998
                                                                           -----------      -----------
                                                                           (Dollar amounts in thousands)
Assets
Current assets:
   Cash and cash equivalents                                                  $  4,911         $ 39,968
   Receivables, less allowance for doubtful accounts of
    $3,219 (fiscal 1998- $3,393)                                               117,757          101,454
   Inventories                                                                 227,539          194,875
   Assets held for sale                                                         35,400                -
   Other current assets                                                         25,446           20,675
                                                                            ----------         --------
     Total current assets                                                      411,053          356,972
                                                                            ----------         --------

Notes receivable, less allowance for doubtful accounts of
  $1,580 (fiscal 1998 - $1,654)                                                 34,291           22,767
Assets held for sale                                                            35,429           26,342
Property and equipment, net                                                    248,716          187,288
Goodwill, net                                                                  587,479          263,369
Other assets                                                                   104,137           52,113
                                                                            ----------         --------
     Total assets                                                           $1,421,105         $908,851
                                                                            ==========         ========

Liabilities and Shareholders' Equity
 Current liabilities:
   Current installments of long-term debt and capital lease
     obligations                                                              $217,907          $16,684
   Accounts payable                                                            206,173          209,009
   Accrued expenses and other current liabilities                              125,884           76,942
                                                                            ----------         --------
     Total current liabilities                                                 549,964          302,635
                                                                            ----------         --------

Long-term debt and capital lease obligations                                   455,981          253,087
Deferred credits and other                                                      26,484           28,915

Shareholders' equity:
   Preferred stock, no par value
     Authorized shares - 5,000,000;
     None issued or outstanding                                                      -                -
   Common stock, no par value:
     Authorized shares - 90,000,000;
     Issued and outstanding shares 47,727,490
     (fiscal 1998 - 47,658,964)                                                 91,691           90,729
   Retained earnings                                                           296,985          233,485
                                                                            ----------         --------
     Total shareholders' equity                                                388,676          324,214

Commitments and contingent liabilities (Notes 5, 6 and 13)
                                                                            ----------         --------
     Total liabilities and shareholders' equity                             $1,421,105         $908,851
                                                                            ==========         ========

See accompanying Notes to Consolidated Financial Statements.

                    Richfood Holdings, Inc. and Subsidiaries
                 Consolidated Statements of Shareholders' Equity

                                           Common Stock
                                       -----------------------    Retained
                                         Shares       Dollars      Earnings      Total
                                       -----------    --------    ---------    ---------
                                               (Dollar amounts in thousands)
Balance at April 27, 1996               46,987,602    $ 66,964    $ 132,598    $ 199,562
   Net earnings                               --          --         59,469       59,469
   Issuance of common stock under
     employee stock incentive plans        534,361       7,230         --          7,230
   Shares canceled/surrendered            (120,193)     (1,936)        --         (1,936)
   Cash dividends declared on common
     stock                                    --          --         (5,675)      (5,675)
                                       -----------    --------    ---------    ---------

Balance at May 3, 1997                  47,401,770      72,258      186,392      258,650
   Net earnings                               --          --         54,706       54,706
   Warrants issued                            --        14,415         --         14,415
   Issuance of common stock under
     employee stock incentive plans        257,194       4,056         --          4,056
   Cash dividends declared on common
     stock                                    --          --         (7,613)      (7,613)
                                       -----------    --------    ---------    ---------

Balance at May 2, 1998                  47,658,964      90,729      233,485      324,214
   Net earnings                               --          --         73,043       73,043
   Issuance of common stock under
     employee stock incentive plans         68,526         962         --            962
   Cash dividends declared on
      common stock                            --          --         (9,543)      (9,543)
                                       -----------    --------    ---------    ---------

Balance at May 1, 1999                  47,727,490    $ 91,691    $ 296,985    $ 388,676
                                       ===========    ========    =========    =========

See accompanying Notes to Consolidated Financial Statements.

                    Richfood Holdings, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                                                Fiscal Year Ended
                                                                        -----------------------------------
                                                                         May 1,        May 2,        May 3,
                                                                          1999         1998          1997
                                                                        ---------    ---------    ---------
                                                                           (Dollar amounts in thousands)
Operating activities:
   Net earnings                                                         $  73,043    $  54,706    $  59,469
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Restructuring charge, non-cash component                              --         23,314         --
       Depreciation and amortization                                       56,762       32,072       29,234
       Provision for doubtful accounts                                      3,093        4,148        4,241
       Deferred income taxes                                                2,268       (2,741)       7,702
       Extraordinary loss--loss on debt extinguishment,
         non-cash component                                                  --           --            663
       Accretion of fair value adjustment to Shoppers notes                (3,300)        --           --
       Other, net                                                            (360)          28          289
       Changes in operating assets and liabilities, net of effects of acquisitions:
           Receivables                                                    (18,300)       6,300         (622)
           Inventories                                                       (558)      12,552         (353)
           Other current assets                                            (1,220)       3,041         (987)
           Accounts payable, accrued expenses and other liabilities       (52,711)     (21,035)      16,424
                                                                        ---------    ---------    ---------
Net cash provided by operating activities                                  58,717      112,385      116,060

Investing activities:
   Acquisitions, net of cash acquired                                    (182,701)    (222,067)     (26,098)
   Proceeds from sale of assets held for sale                               8,179         --           --
   Purchases of property and equipment                                    (70,808)     (22,194)     (15,415)
   Proceeds from sale of property and equipment                            36,259         --           --
   Issuance of notes receivable                                           (16,923)     (11,227)     (22,266)
   Collections on notes receivable                                          4,806        7,246       10,511
   Other, net                                                              (1,728)      (9,801)      (8,091)
                                                                        ---------    ---------    ---------
Net cash used for investing activities                                   (222,916)    (258,043)     (61,359)

Financing activities:
   Net (repayments of) proceeds from revolving credit facilities          (11,500)     192,000         --
   Proceeds from issuance of long term debt                               200,000         --           --
   Principal payments on long-term debt and capital lease
     obligations                                                          (32,904)     (12,136)     (58,633)
   Payment of note payable due Trak                                       (18,169)        --           --
   Proceeds from issuance of common stock under
     employee stock incentive plans and other                                 777        2,474        2,130
   Cash dividends paid on common stock                                     (9,062)      (7,128)      (5,197)
                                                                        ---------    ---------    ---------
Net cash provided by (used for) financing activities                      129,142      175,210      (61,700)
                                                                        ---------    ---------    ---------

Net (decrease) increase in cash and cash equivalents                      (35,057)      29,552       (6,999)

Cash and cash equivalents at beginning of fiscal year                      39,968       10,416       17,415
                                                                        ---------    ---------    ---------
Cash and cash equivalents at end of fiscal year                         $   4,911    $  39,968    $  10,416
                                                                        =========    =========    =========

See accompanying Notes to Consolidated Financial Statements.

                   Notes to Consolidated Financial Statements
              (Dollar amounts in thousands, except per share data)

1. Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

The Consolidated Financial Statements of Richfood Holdings, Inc. and subsidiaries (the "Company") as of and for the fiscal years ended May 1, 1999 ("fiscal 1999") and May 2, 1998 ("fiscal 1998") and for the fiscal year ended May 3, 1997 ("fiscal 1997") include the accounts of Richfood Holdings, Inc. and all subsidiaries after the elimination of significant intercompany transactions and balances.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fiscal Year

The Company reports on a 52-53 week fiscal year ending the Saturday nearest April 30. Fiscal 1999 and fiscal 1998 each consist of 52 weeks. Fiscal 1997 consists of 53 weeks.

Cash and Cash Equivalents

Cash equivalents of $4,832 and $38,552 at May 1, 1999 and May 2, 1998, respectively, consist of money market funds and commercial paper. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

Inventories

The Company values inventories at the lower of cost or market with the cost of the majority of inventories determined using the last-in, first-out ("LIFO") method. Cost for the remaining inventories is determined using the first-in, first-out ("FIFO") method.

Assets Held for Sale

Assets held for sale are carried at the lower of carrying amount or estimated fair value less costs to sell. Assets held for sale at May 1, 1999 primarily consist of the Company's investment in Trak Auto Corporation ("Trak") (Note 2), the Company's West Point, Pennsylvania frozen food distribution facility (the "West Point Facility") (Note 7) and certain other real estate acquired in connection with the acquisition of Dart Group Corporation ("Dart") (Note 2). Assets held for sale at May 2, 1998 primarily consisted of the West Point Facility. On May 27, 1999, subsequent to fiscal 1999, the Company sold its interest in Trak to an unaffiliated third party for approximately $35.4 million. The Company is currently marketing the remaining facilities.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets to be held and used and goodwill for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. An evaluation is made periodically and is based on such factors as the occurrence of a significant event, a significant change in the environment in which the business operates or if the expected future undiscounted net cash flows would become less than the carrying amount of the asset. The Company reports long-lived assets and certain identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less costs to sell.

In the fourth quarter of fiscal 1998, the Company implemented a restructuring plan that included the closure of the West Point Facility. In conjunction with this restructuring plan, the Company recorded an impairment loss. (Note 7).

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. In general, the estimated useful lives for computing depreciation are 20 to 45 years for buildings, 10 to 15 years for leasehold improvements and 3 to 15 years for vehicles, fixtures and equipment. Leased property meeting certain criteria is capitalized and the present value of the related lease payment is recorded as a liability. Amortization of capitalized leased assets is computed using the straight-line method over the term of the lease.

Goodwill and Other Assets

The excess of cost over the fair value of net assets of businesses acquired (goodwill) is amortized on a straight-line basis over 40 years. Goodwill is shown net of accumulated amortization of $36,811 and $20,572 at May 1, 1999 and May 2, 1998, respectively. The increase in goodwill from May 2, 1998 to May 1, 1999 is primarily due to the Dart acquisition. (Note 2).

Other assets primarily consist of lease rights, supply agreements, the prepaid pension asset (Note 11), and deferred taxes (Note 8). Lease rights represent the present value of the difference between the fair market rental and the contractual lease payments of an acquired enterprise at the date of acquisition, and are amortized on a straight line basis over the remaining terms of the lease agreements. Supply agreements generally provide that the Company will be the principal supplier for the customers and generally include minimum purchase requirements by product category. Supply agreements are recorded at their acquisition cost and are amortized on a straight-line basis over the terms of the respective supply agreements. Supply agreements included in other assets were $17,003 (net of $13,900 accumulated amortization) and $19,758 (net of $10,326 accumulated amortization) at May 1, 1999 and May 2, 1998, respectively. An evaluation of the recorded value for supply agreements is made periodically and is based on such factors as the relationship with the applicable customer and expectations as to future revenues under the applicable contract.

Store Pre-opening Costs

Costs associated with the Company opening new retail stores are charged to expense as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using income tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

Stock-Based Compensation

As permitted by the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," the Company follows the disclosure only requirements and continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, accounts and notes receivable, accounts payable and long-term debt and capital lease obligations reported in the Consolidated Balance Sheets. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and certain notes receivable approximate fair value at May 1, 1999, and May 2, 1998, because of the short-term nature of these financial instruments. The carrying amount of certain notes receivable, which are subject to variable interest rates, approximates fair value at May 1, 1999, and May 2, 1998, due to the variable interest rates related to these financial instruments. The fair value of the 9.75% Senior Notes (Notes 2 and 6) is based on quoted market prices. The fair value of the outstanding 9.75% Senior Notes on May 1, 1999 was approximately $208,458. The fair values of long-term debt with fixed interest rates and capital lease obligations approximate their carrying values at May 1, 1999, and May 2, 1998. The fair value of long-term debt outstanding under the Company's $450,000 senior unsecured credit facilities (Note 6) approximates the carrying value due to variable interest rates associated with these facilities. The Company is party to an interest rate lock, which expires August 17, 1999, whereby the Company hedged the interest rate on $150,000 of ten year debt securities to be issued at a hedged base treasury yield of approximately 6.3%. As of May 1, 1999, the settlement amount approximated $11,000 and as of June 9, 1999, the approximate settlement amount was $4,800.

Earnings per Common Share

Basic earnings per common share amounts are computed based on earnings divided by the weighted average number of common shares outstanding during the respective periods presented. Diluted earnings per common share amounts are computed based on earnings divided by the weighted average number of common shares and stock options and warrants that represent potential common shares outstanding during the respective periods presented.

A reconciliation of the numerators and denominators used in the basic and diluted per-share computations is presented in Note 9.

Retirement Plans

In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"). SFAS No. 132 revises the disclosure requirements for pensions and other postretirement benefit plans.

Derivatives and Hedging Activities

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which sets standards for the recognition and measurement of derivatives and hedging activities. This Statement, as amended, is effective for the Company's fiscal year ending April 2002. Management has not completed its assessment of the impact of this Statement on earnings or financial position.

2.  Merger and Acquisitions

On May 18, 1998, a wholly-owned subsidiary of the Company acquired all of the outstanding shares of Dart for $160 per share, net to the seller in cash, or approximately $201,000 (the "Dart Acquisition"). The purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values according to preliminary valuations. The excess of purchase price over the fair value of net assets acquired of approximately $320,000 is being amortized on a straight-line basis over 40 years. Dart, headquartered in Landover, Maryland, was comprised, at the time of acquisition, of: Shoppers Food Warehouse Corp. ("Shoppers"), a 100% owned chain of 37 price impact supermarkets operating in the greater Washington, DC metropolitan area;

Trak Auto Corporation ("Trak"), a publicly-owned retailer of auto parts (67.1% owned by Dart); Crown Books Corporation ("Crown"), a publicly-owned retailer of popular books (52.3% owned by Dart); and Total Beverage Corporation ("Total Beverage"), a discount beverage retailer (100% owned by Dart). The Company accounted for the acquisition under the purchase method of accounting and, accordingly, the results of operations of Dart and Shoppers have been included in the Company's Consolidated Statements of Earnings since the date of acquisition.

At the time of the Dart Acquisition, the Company announced its intention to divest its ownership in Dart's non-core assets, including Trak, Crown and Total Beverage. Total Beverage was sold by Dart to an unaffiliated third party on May 22, 1998, for approximately $8,200. Crown filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code on July 14, 1998. On May 27, 1999, Dart tendered all of its outstanding shares of Trak common stock pursuant to a tender offer by an unaffiliated third party at $9 per share, or approximately $35,400, which approximates its carrying value at May 1, 1999. The Company's proportionate share of the combined results of operations of Trak, Crown and Total Beverage represented a net after-tax loss of approximately $28,300 for the period May 18, 1998, through May 1, 1999 (including allocated interest expense of approximately $2,500 and the Company's proportionate share of reorganization expense pursuant to Crown's bankruptcy in the amount of $19,377) and are excluded from the Consolidated Statements of Earnings, in accordance with Emerging Issues Task Force Issue No. 87-11: "Allocation of Purchase Price to Assets to be Sold."

The Dart Acquisition was financed with proceeds from $450,000 senior unsecured credit facilities (the "Facilities"), consisting of a $250,000, five-year revolving credit facility (the "Revolver") and a $200,000, 18-month term loan (the "Term Loan"). Proceeds from the Facilities also were used to repay the outstanding balance of $192,000 under an existing revolving facility. At the time of the Dart Acquisition, Shoppers had outstanding $200,000 in principal amount of 9 3/4% Senior Notes due 2004. (Note 6)

On March 4, 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets and assumed certain liabilities of Farm Fresh, Inc., a privately-held supermarket chain headquartered in Norfolk, Virginia ("Farm Fresh"). The Company did not assume Farm Fresh's indebtedness for borrowed money or lease obligations for previously closed stores or stores that were closed in connection with the transaction. The purchase price consisted of approximately $226,000 cash, plus capital leases assumed with a fair value of approximately $47,000, plus 1.5 million warrants for the purchase of the Company's common stock at an exercise price equal to $25 per share with a term of five years following issuance. The Company accounted for the acquisition under the purchase method of accounting and, accordingly, the results of operations of the acquired business have been included in the Company's Consolidated Statement of Earnings since the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values at the date of acquisition. The excess of purchase price over the fair value of net assets acquired of approximately $196,000 is being amortized on a straight-line basis over 40 years. During fiscal 1999, the Company finalized its plan to exit certain retail store locations and adjusted its purchase price allocations accordingly. These adjustments primarily relate to obligations under lease agreements and the write down to fair value of retail store equipment.

The following unaudited pro forma financial information presents a summary of consolidated results of operations of the Company, Dart (excluding the operations of Trak, Crown and Total Beverage) and Farm Fresh as if the acquisitions had occurred at the beginning of fiscal 1998, with pro forma adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related tax effects. This pro forma information is presented for informational purposes only and is not necessarily indicative of the combined results of operations which would actually have occurred had the transactions been consummated on that date or which may be obtained in the future.

                                                                    Fiscal Year Ended
                                                             -------------------------------
                                                               May 1, 1999      May 2, 1998
----------------------------------------------------------------------------  --------------
                                                                                (unaudited)
Sales                                                           $3,988,641       $4,041,082
Earnings before extraordinary loss and cumulative effect of
   accounting change                                                72,831           40,327
Extraordinary loss, net of tax                                        --             (3,126)
Cumulative effect of accounting change, net of tax                    --              1,729
                                                                ----------       ----------
Net earnings                                                    $   72,831       $   38,930
                                                                ==========       ==========

Per common share data:
Earnings before extraordinary loss and cumulative effect of
   accounting change                                            $     1.53       $     0.85
Extraordinary loss, net of tax                                        --              (0.07)
Cumulative effect of accounting change, net of tax                    --               0.04
                                                                ----------       ----------
Net earnings                                                    $     1.53       $     0.82
                                                                ==========       ==========

Earnings before extraordinary loss and cumulative effect of
   accounting change-assuming dilution                          $     1.52       $     0.85
Extraordinary loss, net of tax-assuming dilution                      --              (0.07)
Cumulative effect of accounting change, net of tax-assuming
   dilution                                                           --               0.04
                                                                ----------       ----------
Net earnings-assuming dilution                                  $     1.52       $     0.82
                                                                ==========       ==========

On September 30, 1996, a wholly-owned subsidiary of the Company acquired substantially all of the assets and assumed certain liabilities of Norristown Wholesale, Inc. ("Norristown"), a wholesale distributor of produce and other perishable food items headquartered in Norristown, Pennsylvania. Assets acquired primarily consisted of inventory, accounts receivable, warehouse and transportation equipment and a customer list. The Company also assumed the lease for Norristown's transportation fleet. The Company accounted for the acquisition under the purchase method of accounting and, accordingly, the results of operations of the acquired business have been included in the Company's Consolidated Statements of Earnings since the date of acquisition. The purchase price of the acquisition was approximately $26,000.

3.  Inventories

At May 1, 1999, and May 2, 1998, approximately 75% and 76%, respectively, of total inventories were valued using the LIFO method. Costs for the remaining inventories were determined using the FIFO method. If all inventories were valued at the lower of FIFO cost or market, inventories would have been higher by approximately $6,956 at May 1, 1999 and $7,653 at May 2, 1998, and net earnings would have been lower by approximately $426 for fiscal 1999, $253 for fiscal 1998, and $12 for fiscal 1997. FIFO value of inventories approximates their replacement cost.

4.  Notes Receivable

The Company's notes receivable are due principally from customers and relate primarily to financing for store acquisitions and improvements. The majority of such notes bear interest at the prime rate (7.75% at May 1, 1999) plus 1% to 2% and have remaining terms ranging from 1 to 10 years. Collateral securing such notes varies, but may include inventory, equipment, fixtures, accounts receivable, contract rights, personal assets and pledges of Richfood common stock. Receivables shown in current assets include $11,953 and $7,754 at May 1, 1999, and May 2, 1998, respectively, related to current maturities of these notes receivable.

5.  Property and Equipment and Leases

Property and equipment are summarized as follows:

                                          May 1, 1999     May 2, 1998
                                          -----------     -----------

Land                                        $  2,519       $ 12,276
Buildings                                     47,871         62,272
Fixtures and equipment                       218,499        126,644
Leasehold improvements                        59,266         41,892
Trucks and autos                              11,263         12,711

Assets under capital leases:
   Truck fleet                                   231          1,375
   Buildings                                  48,541         41,140
   Other                                       3,991          4,060
                                            --------       --------
                                             392,181        302,370

Less accumulated depreciation
  and amortization                           143,465        115,082
                                            --------       --------
Property and equipment, net                 $248,716       $187,288
                                            ========       ========

Depreciation and amortization expense relating to property and equipment and assets under capital leases was approximately $32,398, $18,820, and $16,700 for fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Capital lease obligations have imputed interest rates that range primarily from 6.50% to 6.66% and are due in varying amounts through fiscal 2022.

Future minimum lease payments under capital leases at May 1, 1999 are as follows:

Fiscal Year

2000                                                       $ 8,852
2001                                                         7,138
2002                                                         6,281
2003                                                         6,247
2004                                                         6,184
Thereafter                                                  50,506
                                                           -------
Total future minimum lease payments                         85,208
Less amount representing interest                           29,049
                                                           -------
  Present value of minimum capital
    lease payments                                          56,159
Less current installments of obligations
    under capital leases                                     5,145
                                                           -------
  Long-term obligations under capital leases               $51,014
                                                           =======

The Company leases certain warehouse, office and storage facilities, equipment and retail stores under noncancelable operating leases that expire within 32 years from May 1, 1999 and have renewal options from 5 to 58 years. The majority of the leases provide for the payment of taxes, insurance and maintenance (and contingent rentals based on a percentage of sales volume, in the case of retail store leases) by the Company. The Company subleases certain retail stores to third parties.

As of May 1, 1999, minimum rentals to be paid and minimum sublease rentals to be received on noncancelable operating leases with remaining terms greater than one year are as follows:

                                                             Minimum Sublease
                                   Minimum Lease Rentals      Rentals to be         Net Minimum
Fiscal Year                              to be Paid              Received          Lease Rentals
-----------                        ---------------------     ----------------      -------------
2000                                       $ 51,857               $ 5,162            $ 46,695
2001                                         49,383                 3,858              45,525
2002                                         47,016                 3,672              43,344
2003                                        103,212                 3,372              99,840
2004                                         37,871                 2,868              35,003
Thereafter                                  329,028                11,635             317,393
                                           --------               -------            --------
Total                                      $618,367               $30,567            $587,800
                                           ========               =======            ========

Total annual rental expense is as follows:

                                         Fiscal Year Ended
                             ------------------------------------------
                             May 1, 1999    May 2, 1998     May 3, 1997
                             -----------    -----------     -----------

Minimum rentals                $52,542        $30,854         $27,886
Less sublease income            (6,082)        (5,226)         (6,962)
                               -------        -------         -------
Rental expense                 $46,460        $25,628         $20,924
                               =======        =======         =======

In December 1998, the Company sold certain of its Farm Fresh properties for $35,039 and immediately leased back the properties from the purchaser over a period of 15 years. The related lease is being accounted for as an operating lease.

In connection with various guarantees of certain customer store leases, the Company is contingently liable, in the event of customer nonperformance, for future lease payments with a present value of approximately $77,650 at May 1, 1999. The related leases expire at varying dates over the next 23 years.

6.  Long-term Debt and Capital Lease Obligations

Long-term debt, including capital lease obligations, consists of the following:

                                                                              May 1, 1999    May 2, 1998
                                                                              -----------    -----------
$250,000, five-year, senior unsecured revolving credit facility, average
   effective interest rate of 6.18%, due May 2003                               $172,000       $      -
Term loan, average interest rate of  6.40%, due November 1999                    193,000              -
Revolving credit facility repaid May 18, 1998                                          -        192,000
$200,000 face amount Senior Notes, unsecured, interest rate of 9.75%, due
  June 2004                                                                      210,966              -
Senior Notes, unsecured, interest rate of 6.15%,
   due July 1999 to July 2000                                                     18,000         27,000
Obligations under capital leases (Note 5)                                         56,159         48,106
Other long-term debt                                                              23,763          2,665
                                                                                --------       --------
Total long-term debt and capital lease obligations                               673,888        269,771
Less current installments                                                        217,907         16,684
                                                                                --------       --------
Long-term debt and capital lease obligations, net of current
   installments                                                                 $455,981       $253,087
                                                                                ========       ========

On May 12, 1998, the Company entered into an agreement with a syndicate of commercial banks that provides $450,000 senior unsecured credit facilities (the "Facilities"), consisting of a $250,000, five-year revolving credit facility (the "Revolver") and a $200,000, 18-month term loan (the "Term Loan"). Proceeds from the Facilities were used primarily to fund the Dart Acquisition, to repay the outstanding balance of $192,000 under the Company's terminated revolving facility and to provide funds for other general corporate purposes. Also in connection with the Dart Acquisition, the Company assumed $200,000 in face amount of Shoppers' 9 3/4% Senior Notes due June 2004 ("Shoppers Notes") with a fair value of $221,500 on the date of the acquisition. In June 1998, the Company repurchased $6,500 in face amount of the Shoppers Notes in an open market transaction for a total cash payment of approximately $7,200, including accrued interest.

The $193,000 outstanding under the Term Loan is due November 1999, and is reflected as a component of current installments of long-term debt and capital lease obligations as of May 1, 1999. See Note 16 regarding subsequent events.

Principal advances under the Revolver and outstanding principal balances of the Term Loan bear interest, at the option of the Company, at either (i) the Base Rate plus the Applicable Margin or (ii) Adjusted one, two, three or six-month LIBOR plus the Applicable Margin. The Base Rate is the higher of (i) First Union's Prime Rate, or (ii) the Federal Funds Rate plus 0.50%. The Applicable Margin for loans bearing interest based upon the Base Rate will be 0%. The Applicable Margin for loans bearing interest based upon Adjusted LIBOR will vary based on the Company's Total Funded Debt to EBITDA Ratio (as defined in the agreement). The Facilities have a mandatory prepayment clause, which requires the Company to prepay the outstanding balance of the Term Loan Facility with the net proceeds of new equity offerings and new issuances of senior debt and with the proceeds of any sale of Trak, Crown, Total Beverage or any real estate assets of Dart. In May 1998, the Company prepaid the Term Loan by $7,000 with net proceeds from the sale of Total Beverage. Subsequent to fiscal 1999, on June 4, 1999, the Company used the net proceeds from the sale of Trak of approximately $35,000 to make a partial prepayment of the remaining outstanding balance under the Term Loan. Under the terms of the Facilities, the Company has agreed to maintain certain Fixed Charge Coverage and Total Funded Debt to EBITDA ratios. The Facilities also contain covenants that limit the incurrence of additional indebtedness and prohibit certain liens on assets. The Company is in compliance with all such covenants at May 1, 1999.

In July 1993, the Company issued $45,000 aggregate principal amount of 6.15% Senior Notes (the "Senior Notes"), due over a term of seven years. The Senior Notes require semiannual interest payments and annual sinking fund payments consisting of principal of $9,000 plus accrued interest from July 1996 through July 2000. The Senior Notes also include an optional redemption provision whereby the Company may elect to redeem all, or any portion, of the debt prior to maturity subject to certain make-whole provisions. The Senior Notes contain covenants for certain subsidiaries that, among other things, limit the incurrence of additional indebtedness; prohibit certain liens on assets; require maintenance of minimum net worth; limit the ability to transfer funds to Richfood Holdings, Inc. in the form of loans, advances or cash dividends; and require certain financial ratios to be met as of each quarter end. The Company is in compliance with all such covenants at May 1, 1999.

In April 1992, a predecessor of the Company issued $75,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes, due 2002. In April 1997, the first permitted optional redemption date, the Company redeemed the remaining $47,525 in principal amount of the Senior Subordinated Notes at a redemption price of 105.31% of par. The Company primarily used cash on hand, supplemented by borrowings under revolving credit facilities, to fund the early redemption of the Senior Subordinated Notes. The fiscal 1997 redemption resulted in an extraordinary loss of $1,882, net of a tax benefit of $1,308. The extraordinary loss is comprised of amounts paid in excess of par value and the write-off of related deferred financing costs.

Future principal repayments on long-term debt for the five fiscal years subsequent to fiscal 1999, excluding obligations under capital leases, are as follows: fiscal 2000--$212,762; fiscal 2001--$10,291; fiscal 2002--$1,307;
fiscal 2003--$179,498; and fiscal 2004--$229.

At May 1, 1999 other long-term debt consists primarily of three mortgages secured by Dart real estate with an aggregate net book value of approximately $15,263. The mortgages have maturity dates of December 1999, November 2002 and December 2007 and an effective interest rate of 6.66%.

As of May 1, 1999, the Company issued $16,017 in standby letters of credit, primarily for self-insurance purposes. These letters of credit are subject to annual renewal and will be replaced with similar letters of credit in the normal course of business.

Interest payments made under long-term debt and capital leases were $52,536, $5,363 and $7,973 for fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

On September 30, 1998, the Company filed a Shelf Registration Statement, which became effective in October 1998. Under the terms of the Shelf Registration Statement, the Company may issue from time to time in one or more series up to $500,000 aggregate offering price of its (i) unsecured debt securities, which may be either senior debt securities or subordinated debt securities, (ii) shares of preferred stock, without par value ("Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts, (iii) shares of common stock, without par value ("Common Stock"), and (iv) warrants to purchase shares of Common Stock or Preferred Stock on terms to be determined at the time of sale.

7.  Restructuring

In the fourth quarter of fiscal 1998, the Company announced a plan to restructure its Pennsylvania frozen foods operations, which reduced fiscal 1998 earnings before taxes by $24,179. The implementation of the plan included closing the West Point Facility and transferring related operations to the Company's Harrisburg, Pennsylvania, distribution facility.

The aggregate charges included $17,820 for asset impairment and $6,359 for activities under the restructuring plan. The asset impairment charge included $14,616 to write-down the West Point Facility and related equipment to fair value less estimated costs to sell and $3,204 to write-off the unamortized goodwill associated with the Company's West Point operations. The estimated fair value less estimated costs to sell the West Point Facility of approximately $20,700 is classified as noncurrent assets held for sale at May 1, 1999 and May 2, 1998. At May 2, 1998, approximately $4,682 remained in the accrual. During fiscal 1999, the Company paid approximately $3,810 cash toward certain non-cancelable leases, employee separation costs and other obligations under the restructuring plan. At May 1, 1999, approximately $872 remains in the accrual to be utilized for employee separation costs and other obligations that will extend beyond fiscal 1999.

8.  Income Taxes

The components of income tax expense (benefit) related to earnings before income taxes and extraordinary loss are as follows:

                                                Fiscal Year Ended
                                     ----------------------------------------
                                     May 1, 1999   May 2, 1998    May 3, 1997
                                     -----------   -----------    -----------
Current:
  Federal                              $41,462       $31,460       $27,800
  State                                  2,802         4,760         5,094
                                       -------       -------       -------
                                        44,264        36,220        32,894
Deferred:
  Federal                                2,297         (801)         6,941
  State                                    (29)       (1,940)           761
                                       -------       -------       -------
                                         2,268       (2,741)         7,702
                                       -------       -------       -------
   Income taxes                        $46,532       $33,479       $40,596
                                       =======       =======       =======
Income tax payments,
  net of refunds received              $39,219       $29,812       $40,074
                                       =======       =======       =======

Income tax expense differs from the amounts resulting from applying the statutory federal income tax rate to earnings before income taxes and extraordinary loss as follows:

                                                                      Fiscal Year Ended
                                                          ------------------------------------------
                                                          May 1, 1999    May 2, 1998     May 3, 1997
                                                          -----------    -----------     -----------

Taxes computed using federal statutory rate                   35.00%        35.00%          35.00%
State income taxes, net of federal income tax benefit          1.51          2.07            3.73
Nondeductibility of goodwill amortization expense              2.92          0.97            0.74
Other, net                                                    (0.52)        (0.08)           0.35
                                                              -----         -----           -----
Effective tax rate                                            38.91%        37.96%          39.82%
                                                              =====         =====           =====

Deferred income taxes for fiscal 1999 and fiscal 1998 reflect the income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities at May 1, 1999 and May 2, 1998 are as follows:

                                                    May 1, 1999     May 2, 1998
                                                    -----------     -----------
Deferred tax assets:
   Allowance for doubtful accounts                   $  2,329        $  2,256
   Property and equipment                               1,288               -
   Deferred revenue                                     8,116           2,697
   Deferred financing costs                             2,240               -
   Accrued expenses                                    24,769          15,648
   Net operating loss carryforward                     41,909           2,165
   Other                                                  446           2,494
                                                     --------        --------
Total deferred tax assets                              81,097          25,260

Deferred tax liabilities:
   Property and equipment                                   -         (11,188)
   Goodwill                                           (32,957)         (8,128)
   Inventories                                         (2,205)         (1,302)
   Lease acquisition costs and lease rights            (8,318)         (2,165)
   Retirement plans                                    (2,233)           (444)
   Other                                                 (109)         (1,284)
                                                     --------        --------
Total deferred tax liabilities                        (45,822)        (24,511)
                                                     --------        --------

    Net deferred tax assets                          $ 35,275        $    749
                                                     ========        ========

Net current deferred tax assets                      $ 15,588        $ 15,197
Net noncurrent deferred tax assets                     19,687               -
Net noncurrent deferred tax liabilities                     -         (14,448)
                                                     --------        --------
Net deferred tax assets                              $ 35,275        $    749
                                                     ========        ========

As a result of the Dart Acquisition, the Company acquired a net operating loss carryforward, with a remaining balance of approximately $112,000 as of May 1, 1999. The net operating losses will expire in the years 2007 to 2018. Due to Internal Revenue Service regulations, utilization of the net operating loss carryforwards in a particular year may be limited. The Company also has an alternative minimum tax credit carryforward of $1,100.

9.  Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share:

                                                                            Fiscal Year Ended
                                                              ----------------------------------------------
                                                                  May 1,          May 2,          May 3,
                                                                   1999            1998            1997
                                                                ----------      ----------      ----------
Numerator:
Earnings before extraordinary loss                                 $73,043         $54,706         $61,351
Extraordinary loss, net of tax                                           -               -          (1,882)
                                                                ==========      ==========      ==========
Net earnings                                                       $73,043         $54,706         $59,469
                                                                ==========      ==========      ==========

Denominator:

Denominator for basic earnings per share-
   weighted average common shares                               47,689,003      47,528,161      47,290,092

Effect of dilutive securities:
   Stock options                                                   135,722         209,831         268,388
   Warrants                                                              -           4,562               -
                                                                ----------      ----------      ----------
Dilutive securities                                                135,722         214,393         268,388
                                                                ----------      ----------      ----------
Denominator for diluted earnings per share-
   adjusted weighted average shares                             47,824,725      47,742,554      47,558,480
                                                                ==========      ==========      ==========

Earnings per common share:
   Earnings before extraordinary loss                                $1.53           $1.15           $1.30
   Extraordinary loss, net of tax                                        -               -           (0.04)
                                                                ----------      ----------      ----------
Net earnings                                                         $1.53           $1.15           $1.26
                                                                ==========      ==========      ==========

Earnings per common share - assuming dilution:
     Earnings before extraordinary loss                              $1.53           $1.15           $1.29
     Extraordinary loss, net of tax                                      -               -           (0.04)
                                                                ----------      ----------      ----------
Net earnings                                                         $1.53           $1.15           $1.25
                                                                ==========      ==========      ==========


Options and warrants to purchase 2,152,450, 53,000 and 224,800 shares of common stock at weighted-average exercise prices of $24.66, $26.97 and $23.77 per share were outstanding in fiscal 1999, fiscal 1998, and fiscal 1997, respectively, but were not included in the computation of diluted earnings per share because the options' and warrants' exercise prices were greater than the average market prices of the common shares and, therefore, would be antidilutive.

Under the Company's Amended and Restated Omnibus Stock Incentive Plan, dated July 1997 (the "Omnibus Plan"), with respect to Incentive Awards granted for the three fiscal year performance cycle that commenced on May 4, 1997, certain employees would be entitled to receive approximately 51,400 shares of common stock at May 1, 1999. These contingently issuable shares are not included in the computation of diluted earnings per share because certain performance goals and other necessary vesting conditions had not been satisfied as of May 1, 1999.

10.  Stock Options, Warrants and Other

The Omnibus Plan authorizes the granting of a maximum of 2,250,000 shares of Richfood common stock (subject to adjustment to reflect certain dilutive events), in the form of shares of restricted common stock, incentive stock options and nonqualified stock options with or without stock appreciation rights, stock awards and performance shares, to certain employees. Options to purchase Richfood common stock are granted at a price no less than the fair market value of the stock on the date of grant (if the option is an incentive stock option) or 50% of the fair market value of the stock on the date of grant (if the option is a nonqualified stock option). Options may be exercised at such times and subject to such conditions as may be prescribed by the Company at the time of grant. The maximum period in which an option may be exercised is determined by the Company at the time of grant and cannot exceed ten years. Options outstanding under the Omnibus Plan vest in equal installments over a four year period and have a term of ten years from date of grant. Options to purchase approximately 990,000 shares of common stock remain outstanding under the Omnibus Plan at May 1, 1999. Approximately 1,248,000 and 1,689,000 shares of common stock remained available for grant at May 1, 1999 and May 2, 1998, respectively.

The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Stock Plan") authorizes the granting of a maximum of 112,500 shares of Richfood common stock (subject to adjustment to reflect certain dilutive events) in the form of nonqualified stock options. The Directors' Stock Plan provides for each eligible director to receive, on September 1 of each year, an option to purchase 1,500 shares of common stock. Options to purchase Richfood common stock are granted at the fair market value of the stock on the date of grant, vest in equal installments over a four year period and have a term of ten years. Options to purchase approximately 67,000 shares of common stock remain outstanding under the Directors' Stock Plan at May 1, 1999. Approximately 43,000 and 56,000 shares of common stock remained available for grant at May 1, 1999 and May 2, 1998, respectively.

At May 1, 1999, there were options to purchase approximately 554,000 shares of Richfood common stock outstanding that were granted under other employee incentive stock plans. The Company does not anticipate any future grants under these plans.

Pro forma information regarding net earnings and earnings per share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"), and has been determined based on the fair value at the grant date for options awarded in fiscal years 1999, 1998, and 1997 consistent with the provisions of SFAS No. 123. The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during fiscal years 1999, 1998, and 1997:

                                                                    Risk Free
                Dividend Yield    Volatility     Expected Life    Interest Rate
                --------------    ----------     -------------    -------------
Fiscal 1999          0.90%           0.29           5 years           4.60%
Fiscal 1998          0.60%           0.18           5 years           5.80%
Fiscal 1997          0.50%           0.18           5 years           6.29%

The Black-Scholes option valuation model requires the input of highly subjective assumptions including expectations of future dividends and stock price volatility. The assumptions are only used for making the required fair value estimate and should not be considered as indicators of future dividend policy or stock price appreciation. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to pro forma expense over the options' vesting period. The pro forma effect on net earnings for fiscal years 1998 and 1997 does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996 and, accordingly, may not be indicative of the pro forma effect on net earnings in future years. If the Company had elected to recognize compensation expense related to stock options granted in fiscal years 1999, 1998 and 1997 in accordance with the provisions of SFAS No. 123, the decrease in net earnings and net earnings per common share would have been less than 2%.

A summary of the number of shares (in thousands) subject to outstanding stock options and related information is as follows:

                                                                       Fiscal Year Ended
                           --------------------------------------------------------------------------------------------------------
                                       May 1, 1999                        May 2, 1998                        May 3, 1997
                           ---------------------------------- ----------------------------------  ----------------------------------
                                             Weighted Average                   Weighted Average                   Weighted Average
                                              Exercise Price                     Exercise Price                    Exercise Price
                                Shares                             Shares                             Shares
                           ----------------- ---------------- ----------------- ---------------- ---------------  ------------------
Outstanding-beginning
    of year                     1,236            $18.67            1,184           $ 14.68             1,404         $   9.82
   Granted                        521             19.31              342             24.47               356            23.19
   Exercised                      (72)            10.86             (265)             8.21              (492)            6.39
   Canceled                       (74)            23.56              (25)            20.01               (84)           18.17
                           ----------------- ---------------- ----------------- ---------------- ---------------  ------------------
Outstanding-end of year         1,611            $19.00            1,236           $ 18.67             1,184         $  14.68
                           ----------------- ---------------- ----------------- ---------------- ---------------  ------------------
Price range-end of year     $2.55-$28.38                        $2.55-$28.38                      $2.55-$25.33
                           ================= ================ ================= ================ ===============  ==================


The weighted average fair value of each option granted during fiscal years 1999 and 1998 was $5.78 and $7.15, respectively. The number and weighted average fair value of shares of nonvested restricted stock granted during fiscal year 1997 was $37,500 and $21.92 per share, respectively.

Information regarding the shares (in thousands) subject to outstanding stock options at May 1, 1999 is as follows:


                          Options Outstanding                                  Options Exercisable
------------------------------------------------------------------------- ------------------------------
                                     Weighted Average        Weighted                      Weighted
  Range of exercise                     Remaining            Average                       Average
        prices           Shares      Contractual Life     Exercise Price     Shares     Exercise Price
----------------------- ---------- --------------------- ----------------- ----------- -----------------
   $2.55-$  6.04             88          3 years              $ 5.31             88        $  5.31
   $10.33-$15.38            158          5 years              $10.69            149         $10.41
   $16.17-$18.56            692          8 years              $18.03            200         $17.18
   $20.00-$28.38            673          8 years              $23.76            216         $23.84
   =============         ======         ========              ======            ===         ======
   $ 2.55-$28.38          1,611          8 years              $19.00            653         $16.24
   =============         ======         ========              ======            ===         ======


On March 4, 1998, in conjunction with the acquisition of substantially all of the assets and assumption of certain liabilities of Farm Fresh, Inc. (Note 2), the Company issued warrants to purchase 1,500,000 shares of the Company's common stock at $25 per share as part of the purchase consideration. The warrants are immediately exercisable and will expire five years from the date of issuance. The estimated fair market value of the warrants at the date of issuance, approximately $14,415, was valued as part of the total purchase consideration. As of May 1, 1999, all of these warrants remained outstanding.

11.  Retirement Plans

The Company adopted SFAS No. 132 in fiscal 1999. All of the Company's wholesale and corporate employees are covered by a defined benefit plan. At May 2, 1998, there were two such plans, which were subsequently merged into one plan effective April 30, 1999. All prior year information has been adjusted to reflect the plan merger and adoption of SFAS No. 132.

The Company's retirement plan covers employees who meet certain age and service requirements. Retirement benefits vest under the various plans after five years of service and are based on years of service and either average final compensation, or a fixed dollar payment per month. The Company's funding policy has been to contribute annually an amount actuarially determined to provide the plans with sufficient assets to meet future benefit payment requirements. Plan assets at May 1, 1999, consist of equity securities, preferred stock, U.S. government and agency obligations, mortgage-backed securities, corporate obligations and mutual funds.

The following tables provide a reconciliation of benefit obligations, plan assets, and funded status of the plan.

                                                               May 1, 1999        May 2, 1998
                                                               -----------        -----------
     Change in benefit obligation:
     Benefit obligation at beginning of year                      $59,661          $46,820
     Service cost                                                   3,089            2,528
     Interest cost                                                  4,100            3,548
     Actuarial loss                                                   107            8,692
     Benefits paid                                                 (2,014)          (1,927)
                                                                  -------          -------

     Benefit obligation at end of year                            $64,943          $59,661
                                                                  =======          =======

                                                               May 1, 1999        May 2, 1998
                                                               -----------        -----------
     Change in plan assets:
     Fair value of plan assets at beginning of year               $74,929          $61,492
     Actual return on plan assets                                   3,178           14,969
     Employer contribution                                            775              395
     Benefits paid                                                 (2,014)          (1,927)
                                                                  =======          =======

     Fair value of plan assets at end of year                     $76,868          $74,929
                                                                  =======          =======

     Funded status of the plan:
     Plan assets in excess of benefit obligation                  $11,925          $15,268
     Unrecognized net loss (gain)                                   1,077           (5,177)
     Unrecognized net transition asset                             (2,246)          (2,380)
                                                                  -------          -------
     Prepaid benefit cost                                         $10,756           $7,711
                                                                  =======          =======

The following are the components of net retirement (benefit) expense related to the defined benefit plan:

                                               Fiscal Year Ended
                                         --------------------------------
                                          May 1,      May 2,       May 3,
                                          1999         1998        1997
                                         -------     -------      -------
 Service cost-present value of
   benefits earned during the year       $ 3,089     $ 2,528      $ 2,710
 Interest cost on projected benefit
   obligation                              4,100       3,548        3,315
 Expected return on plan assets           (6,669)     (5,452)      (4,787)
 Amortization and deferrals                 (784)       (857)      (1,193)
                                         -------     -------      -------
 Net retirement (benefit) expense        $  (264)    $  (233)     $    45
                                         =======     =======      =======

The weighted average discount rate assumed by the Company ranged from 7.00% to 7.75% and the projected increase in compensation ranged from 5% to 6% for all years presented. The Company assumed an expected long-term rate of return of 9% for all years presented.

The Company maintains a nonqualified, unfunded supplemental retirement plan for selected management personnel. Supplemental retirement plan benefits vest after specified years of service requirements are met and are based on years of service and average final compensation. The Company established a trust that maintains life insurance policies to serve as a funding source for the plan. The cash surrender value of the life insurance policies was $1,607 at May 1, 1999 and $1,440 at May 2, 1998. The projected benefit obligation for the plan was $5,644 at May 1, 1999 and $2,617 at May 2, 1998.

The Company maintains defined contribution plans under section 401(k) of the Internal Revenue Code. These plans are offered to substantially all employees who meet certain age and service requirements and allow for participant pre-tax contributions and employer matching contributions. The Company recognized expense of $2,171, $633 and $664 related to contributions to the plans for fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Fiscal 1999 expense increased approximately $1,499 due to the acquisitions of Farm Fresh and Shoppers (Note 2).

Certain retail employees are covered under union-sponsored, collectively bargained, multi-employer pension plans. The Company recognized expense of $1,193, $353 and $371 related to contributions to these plans for fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Fiscal 1999 expense increased approximately $840 over fiscal 1998 expense due to the acquisition of Shoppers (Note 2).

12.  Significant Customer

The Company's supply agreement with its largest customer for fiscal years 1999, 1998, and 1997, Giant Food Stores, Inc. of Carlisle, Pennsylvania ("Giant"), expires in December 1999. On April 22, 1999, Giant informed the Company that its existing supply contract would not be renewed. The Company's sales to Giant for fiscal 1999 were $629,000 and accounted for 15%, 19% and 17% of the Company's sales in fiscal 1999, 1998 and 1997, respectively.

13.  Litigation And Related Matters

The Company is party to various legal actions that are incidental to its business. While the outcome of legal actions cannot be predicted with certainty, the Company believes that the outcome of any of these proceedings, or all of them combined, will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

14.  Business Segments

Effective May 3, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has significant operations principally in two segments: the wholesale grocery division and the retail grocery division.

The Company's wholesale grocery division is the largest wholesale food distributor in the Mid-Atlantic operating region. This segment distributes a full range of grocery, dairy, frozen food, produce, meat and non-food items to the Company's retail grocery division and to chain and independent retailers throughout the region from its two principal distribution centers located in Mechanicsville, Virginia, and Harrisburg, Pennsylvania. This segment also includes the Company's fluid dairy operations located in Richmond, Virginia.

At May 1, 1999, the Company's retail grocery division consisted primarily of three grocery store chains: 41 Farm Fresh supermarkets located primarily in Virginia's Hampton Roads region; 37 Shoppers Food Warehouse price impact warehouse-style supermarkets located in the Washington, D.C. metropolitan area; and 18 Metro/Basics grocery stores located in the Baltimore, Maryland, metropolitan area.

The accounting policies of the segments are the same as those described in Note
1. The Company evaluates performance based on a measurement of operating profit (defined as sales less cost of goods sold and operating and administrative expenses). The Company generally accounts for intersegment sales and transfers at current market prices as if the sales or transfers were to unaffiliated third parties. General corporate expenses are not allocated between the wholesale grocery and retail grocery segments.

The following summarizes key segment information and reconciles segment results to consolidated financial results:

                                                     Fiscal Year
                                      -----------------------------------------
                                         May 1,         May 2,         May 3,
                                         1999           1998           1997
                                      -----------    -----------    -----------
Sales:
  Wholesale grocery                   $ 3,229,410    $ 3,021,124    $ 3,280,229
  Intersegment sales                   (1,022,796)      (242,905)      (207,075)
                                      -----------    -----------    -----------
     Wholesale grocery sales to
     external customers                 2,206,614      2,778,219      3,073,154
  Retail grocery                        1,761,625        425,512        338,471
                                      -----------    -----------    -----------
     Total sales                      $ 3,968,239    $ 3,203,731    $ 3,411,625
                                      ===========    ===========    ===========

Operating profit:
  Wholesale grocery                   $   130,013    $   115,832    $   108,413
  Retail grocery                           46,074          7,099          5,027
  General corporate expenses              (13,425)        (8,365)        (7,999)
                                      -----------    -----------    -----------
     Total operating profit               162,662        114,566        105,441

Restructuring costs                          --           24,179           --
Interest expense                           46,707          6,013          7,166
Interest income                            (3,620)        (3,811)        (3,672)
                                      -----------    -----------    -----------
Earnings before income taxes
  and extraordinary loss              $   119,575    $    88,185    $   101,947
                                      ===========    ===========    ===========

Identifiable assets:
  Wholesale grocery                   $   502,825    $   491,928    $   512,227
  Retail grocery                          918,280        416,923         69,253
                                      -----------    -----------    -----------
Total identifiable assets             $ 1,421,105    $   908,851    $   581,480
                                      ===========    ===========    ===========
Depreciation and amortization:
  Wholesale grocery                   $    19,755    $    25,628    $    23,355
  Retail grocery                           37,007          6,444          5,879
                                      -----------    -----------    -----------
Total depreciation and amortization   $    56,762    $    32,072    $    29,234
                                      ===========    ===========    ===========
Capital expenditures:
  Wholesale grocery                   $    20,585    $    11,650    $     9,368
  Retail grocery                           50,223         10,544          6,047
                                      -----------    -----------    -----------
Total capital expenditures            $    70,808    $    22,194    $    15,415
                                      ===========    ===========    ===========

15.  Selected Quarterly Data (Unaudited)

Summarized quarterly financial information for the quarters indicated and market price and dividend information for the Company's common stock is as follows:

                                                               Fiscal Year Ended May 1, 1999
                                                ------------------------------------------------------------
                                                    First          Second         Third          Fourth
                                                  (12 Weeks)     (12 Weeks)     (12 Weeks)     (16 Weeks)
                                                --------------- -------------- ------------- ---------------
Sales                                              $901,303        $909,206       $946,649     $1,211,081
Gross margin                                        155,639         166,547        172,012        227,024
Net earnings                                         13,286          15,079         19,434         25,244

Net earnings per common share                     $    0.28      $   0.32         $   0.41      $    0.53

Net earnings per common share-assuming
  dilution                                        $    0.28      $   0.32         $   0.41      $    0.53

Cash dividends declared per common share          $    0.05      $   0.05         $   0.05      $    0.05

Market price range:
  Low                                             $  19 1/4    $ 13 13/16         $     16    $    11 7/8
  High                                            $      27    $       23         $     22    $  24 13/16


                                                                Fiscal Year Ended May 2, 1998
                                                ---------------------------------------------------------
                                                   First          Second         Third          Fourth
                                                 (12 Weeks)     (12 Weeks)     (12 Weeks)     (16 Weeks)
                                                ------------- ------------- --------------- --------------
Sales                                             $ 739,125      $ 719,474      $743,951       $1,001,181
Gross margin                                         79,392         78,497        82,123          131,214
Net earnings                                         14,506         15,010        17,580            7,610

Net earnings per common share                     $    0.31      $    0.32      $   0.37       $     0.16

Net earnings per common share-assuming            $    0.30      $    0.31      $   0.37       $     0.16
   dilution

Cash dividends declared per common share          $    0.04      $    0.04      $   0.04       $     0.04

Market price range:
   Low                                            $  19 7/8      $21 11/16     $  22 1/2      $   26 3/16
   High                                           $ 26 3/16      $26   1/2     $28 15/16      $        32


Market price information reflects the sales prices of the common stock on the New York Stock Exchange (NYSE) composite tape.

16.  Subsequent Events

On June 9, 1999, Richfood entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 9, 1999, among SUPERVALU INC., a Delaware corporation ("SUPERVALU"), Winter Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of SUPERVALU ("Acquisition"), and Richfood. Pursuant to the Merger, each share of common stock of Richfood will be converted into, and become exchangeable for, at the election of the holder, either (i) $18.50 in cash or (ii) the number of shares of common stock, par value $1.00 per share, of SUPERVALU equal to the ratio determined by dividing $18.50 by the average of the per share sales price of SUPERVALU Common Stock, subject to certain allocation and proration procedures.

The transaction has been approved by the Boards of Directors of Richfood and SUPERVALU, but remains subject to regulatory approvals (including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), approval by Richfood's shareholders and other customary closing conditions. In addition, the Merger Agreement provides that if the Average SUPERVALU Price (as defined in the Merger Agreement) is less than $18.50, each of SUPERVALU and Richfood will have the right to terminate the Agreement; provided, however, that if the Average SUPERVALU Price is between $15.00 and $18.50, Richfood will not have such termination right if SUPERVALU increases the portion of the Merger Consideration (as defined in the Merger Agreement) payable in cash, and thereafter with additional SUPERVALU Common Stock. The transaction is expected to be completed before the end of calendar 1999.

Either party may terminate the Merger Agreement under certain circumstances, including if the Merger has not been consummated on or before January 15, 2000. In addition, Richfood may terminate the Merger Agreement if it receives a bona fide, written, unsolicited offer with respect to any merger, consolidation or business combination involving Richfood or any of its subsidiaries, or the acquisition of all or any significant part of the assets of Richfood or any of its subsidiaries, that the Board of Directors of Richfood determines is more favorable, from a financial point of view, to Richfood's shareholders than the Merger (a "Superior Proposal"), and SUPERVALU does not match that Superior Proposal. In the event that Richfood terminates the Merger Agreement to enter into an agreement with respect to a Superior Proposal, or if Richfood or SUPERVALU terminate the Merger Agreement in certain other limited circumstances, Richfood would be required to pay SUPERVALU a termination fee of $27,000, plus SUPERVALU's reasonable out-of-pocket expenses (not to exceed $3,000 in the aggregate).

The Company is party to an interest rate lock agreement, which expires August 17, 1999, whereby the Company hedged the interest rate on $150,000 of ten year debt securities ("debt securities") to be issued at a hedged base treasury yield of approximately 6.3%. The purpose of the interest rate lock agreement was to serve as an anticipatory hedge on the debt securities, which the Company expected to issue under its existing Shelf Registration Statement (Note 6). As a result of the announcement of the Merger Agreement, it is no longer probable that the debt securities will be issued. Accordingly, the Company expects to recognize a one-time charge associated with the settlement of the interest rate lock agreement. As of May 1, 1999, the settlement amount approximated $11,000 and as of June 9, 1999, the approximate settlement amount was $4,800.

                                  SCHEDULE II

                            Richfood Holdings, Inc.
                       Valuation and Qualifying Accounts
                         (Dollar amounts in thousands)


                                                           Balance at   Charged to              Balance at
                                                          Beginning of  Costs and   Deductions    End of
          Description                                     Fiscal year    Expenses   and other   Fiscal Year
          -----------                                     ------------  ----------  ----------  -----------
For Fiscal Year Ended
May 1, 1999
Deducted from asset accounts:
Allowance for doubtful accounts                                 $5,047      $3,093      $3,341       $4,799

For Fiscal Year Ended
May 2, 1998
Deducted from asset accounts:
Allowance for doubtful accounts                                  5,331       4,148       4,432        5,047

For Fiscal Year Ended
May 3, 1997
Deducted from asset accounts:
Allowance for doubtful accounts                                  5,573       4,241       4,483        5,331
